As filed with the Securities and Exchange Commission on July 20, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PetIQ, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	5122	35-2554312
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

500 E. Shore Drive, Suite 120

Eagle, Idaho 83616

208-939-8900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

McCord Christensen

Chief Executive Officer

PetIQ, Inc.

500 E. Shore Drive, Suite 120

Eagle, Idaho 83616

208-939-8900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

James J. Junewicz, Esq. Christina T. Roupas, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600	Christopher D. Lueking, Esq. Stelios G. Saffos, Esq. Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, Illinois 60611 (312) 876-7700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-218955

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A common stock, $0.001 par value per share	$17,250,000	$1,999.28

(1)	Represents only the additional aggregate amount of Class A common stock being registered. Does not include the Class A common stock that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-218955).

(2)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $97,750,000 on a Registration statement on Form S-1, as amended (File No. 333-218955), which was declared effective by the Securities and Exchange Commission on June 20, 2017. In accordance with Rule 462(b) under the under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $17,250,000 is hereby registered, which includes the additional shares of Class A common stock that the underwriters have the option to purchase.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), PetIQ, Inc. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-218955) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on June 23, 2017, and which the Commission declared effective on July 20, 2017.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of Class A common stock it is offering by 670,833 shares, 87,500 of which are subject to purchase upon the exercise of the underwriters’ option to purchase additional shares of the Registrant’s Class A common stock. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eagle, Idaho on this 20th day of July, 2017.

PetIQ, Inc.
By:	/s/ McCord Christensen
Name:	McCord Christensen
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ McCord Christensen McCord Christensen	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 20, 2017

/s/ John Newland John Newland	Chief Financial Officer and Corporate Secretary (Principal Financial Officer Principal Accounting Officer)	July 20, 2017

* Scott Adcock	President and Director	July 20, 2017

* Mark First	Director	July 20, 2017

* Gary Michael	Director	July 20, 2017

* James Clarke	Director	July 20, 2017

* Ronald Kennedy	Director	July 20, 2017

*By:	/s/ McCord Christensen
McCord Christensen, as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Winston & Strawn LLP

23.1	Consent of KPMG LLP.

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-1 (333-218955), filed with the Securities and Exchange Commission on June 23, 2017).